Exhibit 99.1

NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	William DeArman Chief Executive Officer (281) 272-4511 wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. ANNOUNCES SALE OF BUSINESSES AND EXTENSION OF CREDIT FACILITY

     Houston, TX, February 3, 2004 — U S Liquids Inc. (OTC “Pink Sheets”: USLQ) a provider of waste management services, announced today that it has signed a definitive agreement to sell (i) substantially all of the assets of its USL Detroit, USL Florida and USL First Source businesses, and (ii) substantially all of the assets of its Waste Research business other than the waste processing facility in Macon, Georgia, to EQ — The Environmental Quality Company. USL Detroit, which operates a waste processing facility in Detroit, Michigan, processes and disposes of hazardous and nonhazardous wastes such as acids, flammable and reactive wastes and industrial wastewater. USL Florida, which operates a waste processing facility in Tampa, Florida, processes and disposes of hazardous and nonhazardous liquid wastes such as household hazardous waste and industrial wastewater. USL First Source owns and operates a number of mobile waste processing units. The portion of the Waste Research business being sold includes a waste processing facility in Augusta, Georgia, which processes and disposes of nonhazardous liquid waste and industrial wastewater.

     Prior to a post closing working capital adjustment, EQ has agreed to pay $12.235 million to the Company, including $1.0 million of which will be paid to the United States of America in full and complete satisfaction of all amounts still owing by USL Detroit under the terms of its settlement of the investigation of its Detroit facility that was commenced by the EPA and the FBI in August 1999. The remaining net proceeds of the transaction will be used to pay transaction expenses and reduce the amount outstanding under the Company’s credit facility. The transaction, which is subject to customary closing conditions including regulatory approvals, is expected to close by February 9, 2004.

     The Company also announced that its lenders have agreed to further amend the terms of the Company’s revolving credit facility. This amendment extends the maturity date of the credit facility to March 12, 2004 and modifies certain of the financial covenants. This amendment also provides that the failure to consummate the above-described sale to EQ Environmental by February 13, 2004 will constitute an event of default under the credit facility.

     “EQ is excited about this transaction, because of the additional value that it brings to our organization,” said EQ President David Lusk. “The USL assets are high quality facilities that are run by experienced managers. We gain new service lines and distribution channels, along with expanded geographic reach to serve new and exiting customers.”

     EQ — The Environmental Quality Company is a Michigan-based environmental services organization that offers a comprehensive range of high quality services to industrial and municipal customers throughout North America. The organization has approximately 500 employees and generates approximately $150 million in annual revenue from 30 locations in the United States and Argentina.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on its customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

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